Exhibit 99.1

Executive Summary – January 2020

COMING SOON TO SOUTHERN CALIFORNIA

CalEthos’ “SHOWCASE” – Cannabis Superstore and Event Center

✓	The Premier “Product Showcase” for Leading California Cannabis Brands.
✓	The Ultimate “Learning & Shopping Venue” for Southern California Cannabis Consumers.

CalEthos, Inc. (OTCPK.BUUZ) is building a chain of large-format retail store and event center facilities to serve the needs of the rapidly-growing Southern California cannabis market. Each cannabis SHOWCASE facility will include fifteen to twenty thousand square feet of retail showroom and three to five thousand square feet of conference space for daily promotional events and educational classes, workshops and seminars. Our goal is to become a dominate cannabis retailer in the Southern California market by operating ten SHOWCASE facilities within the next three years that are strategically-located in cities with upscale demographics. Southern California is projected to be a $7+ billion per year cannabis market by 2025.

Our mission is to give “Cannabis Brands a Voice” and “Consumers an Educated Choice”. CLICK the link to take a short virtual tour of the “SHOWCASE” - https://www.youtube.com/watch?v=aL6Kb0MH2ts&t=

Cannabis (marijuana and CBD) is the fastest growing market in the U.S.

✓	Today cannabis retail is generating more per square foot per year than the top retailers across multiple industry segments – from Whole Foods to Tiffanys.
✓	California currently has the lowest per capita saturation of cannabis retail stores of all recreational-use states.
✓	By 2025, the U.S. market is projected to generate $40 billion in legal cannabis sales and $20 billion in CBD sales per year. California is projected to be 25-30% of the cannabis market and 10-15% of the CBD market.
✓	Southern California is expected to be 60% of the California cannabis and CBD markets.

The current California retail cannabis market is primarily made up of small pot shops

✓	Of the approximately 650 licensed cannabis dispensaries in California today, the average “pot shop” is 1,500-2,000 square feet of crammed space that lacks any educational offerings for the growing appetite of new canna-curious consumers seeking knowledge and advice about the value of cannabis as an alternative to prescription drugs and alcohol.
✓	Most of the existing dispensaries are remnants of the pre-2018 medical marijuana market and still compete primarily with the black-market to serve long-time pot smokers who typically know what they want and are purchasing based only on price…most of these stores are too edgy for the new canna-curious consumers coming into the market.
✓	The biggest frustration with current dispensaries for the new canna-curious consumer is trying to get answers to common questions, whether for medical or recreational use – What’s available? What effect does each product have? How will it affect me? What do I need? How much should I take? How do I use it?

Cannabis brands are seeking more efficient and productive ways to showcase their products and connect directly with consumers

✓	Today, there are over 1,000 cannabis cultivators and manufacturers of cannabis, CBD and related products in California vying for both experienced and novice cannabis consumers. All have limited venues to connect directly with consumers and to promote the virtues and value of their products.
✓	Most dispensaries carry hundreds of brands and thousands of SKUs and are charging brands monthly slotting fees of $1,000 or more for a few inches of display space.
✓	For brand-to-consumer interaction, at best a brand is offered a fold-up table to display its products and a couple hours of time to interact with potential customers. Some companies are employing teams of Brand Ambassadors to visit dispensaries in an effort to interact with customers and persuade them to purchase their products…inefficient and expensive to say the least.

NOW is the time to dominate the market by partnering with the best California brands and build an elevated retail venue oriented towards educating the canna-curious

✓	Retail is the safest and most lucrative segment of the cannabis seed-to-sale supply-chain. Every other segment of the industry is subject to uncontrollable risks and high volatility from multiple sources. Retail is only subject to state regulations and local ordinances of the cities that allow retail dispensaries. The only other risk, which applies to the industry as a whole, is enforcement of federal drug laws over state laws, which is highly unlikely at this time.
✓	Our SHOWCASE business model is based on providing the leading California cannabis brands with their own in-store display boutiques, kiosks, stations and areas to promote their products and connect directly with consumers through daily promotional events and educational classes, workshops and seminars. For consumers, SHOWCASE will provide an elevated shopping experience with extensive choice and high-quality brand curation. Our commitment to consumer education will make SHOWCASE one-of-a-kind.

NOW is the time to invest in the Southern California retail cannabis market

✓	Having an elevated platform to serve the growing base of canna-curious consumers puts our SHOWCASE venue in the catbird seat with cannabis brands seeking better venues to showcase their products and connect with consumers. Retail stores will be “Brand Builders” in the industry for the foreseeable future.
✓	Most other publicly-traded cannabis retailers are building small-footprint “pot shops” (avg. 1,500sf. – 2,000sf.) across multiple states. They will need 100 or more stores to compete with the financial performance that we can generate with 10 large-footprint SHOWCASE stores that take advantage of the unique demographics and concentrated population of Southern California and the economies of scale afforded by having facilities in a single geographic region.

We intend to generate revenue through two sources of income – membership fees and retail sale of products

✓	Membership Fees – We intend to charge cannabis brands membership fees ranging from $2,000 to $6,500 per month for 18 to 90 feet of display space in a SHOWCASE store. The first SHOWCASE store will house 60-80 brand members that will pay in the aggregate approximately $2.5 million in membership fees in the first year, which fees are expected to increase to over $4 million by year five.
✓	Retail Sales – We project that a SHOWCASE store can generate $1,000 or more of sales per square foot of retail floor space in its first year of operation and can grow such sales to over $2,500 per square foot per year within five years. This equates to approximately $20 million in retail sales the first year, which could increase to over $50 million of retail sales per store by year five. Today, dispensaries are typically generating $500 to $3,500 per square foot per year. We believe our SHOWCASE model can exceed them all.

Capital required to build and open our initial SHOWCASE retail showroom and event center

✓	Today, existing issued dispensary licenses that are available for purchase in Southern California are being offered for between $3 to $20 million - depending on location, the building it is attached to, its transferability to another building and any business currently being conducted under the license.
✓	In addition, the price to purchase a building that is licensed or within a cannabis zone that allows a dispensary of the size we plan to build, can range from $7 to $20 million.
✓	To implement our business plan and open our initial SHOWCASE, we have contracted to lease a building for $2.37 per square foot per month and to purchase the related cannabis licenses for $6 million, of which $3 million will be paid in stock. We estimate it will cost $3.5 million to build out and equip the SHOWCASE store and event center and that we will require $1.5 million in working capital to open and operate the store.

For more information on CalEthos and its planned chain of cannabis SHOWCASE facilities visit it at www.calethos.com or contact:

Michael Campbell

Chief Executive Officer

Tel.: 714/855-8100

Email: mc@calethos.com